NATIONAL ATLANTIC HOLDINGS CORPORATION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

DATED: August __, 2006

WHEREAS, National Atlantic Holdings Corporation, a New Jersey corporation (the “Company”)and                              (the “Executive”) have entered into an employment agreement dated as of                                   (the “Agreement”);

WHEREAS, the Agreement became effective on the closing date of the Company’s initial public offering, which occurred on April 20, 2005; and

WHEREAS, Section 16 of the Agreement provides that the Agreement may be amended or modified by a written instrument executed by the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the Agreement is hereby amended as follows:

FIRST: Section 4(a) of the Agreement is hereby deleted in its entirety and replaced to read in full as follows:

“(a) Termination by Company; Termination for Cause. The Company may terminate the Executive’s employment hereunder for any reason by giving the Executive thirty (30) days’ written notice of its intent to terminate the Executive’s employment. For purposes of this Agreement and subject to the Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have “Cause” to terminate the Executive’s employment hereunder if such termination shall be the result of: (i) a willful and continuing failure of the Executive to substantially perform the Executive’s material duties under this Agreement (other than as a result of the Executive’s death or Disability), or the Executive’s gross negligence in the performance of such material duties; (ii) the Executive’s failure to follow any lawful directive of the Chief Executive Officer or the Board in connection with the Executive’s material duties to the Company as set forth in Section 2 hereof; (iii) the conviction of the Executive of a felony under the laws of the United States or any state thereof; (iv) the Executive’s willful breach of a material fiduciary duty, willful disregard of material Company rules, or an act of embezzlement or fraud involving the Company or its Affiliates; or (v) a material breach by the Executive of Section 7 hereof.”

SECOND: Section 4(d) of the Agreement is hereby deleted in its entirety and replaced with a new Section 4(d) to read in full as follows:

“(d) Termination Upon Death or Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Company if the Executive shall be disabled, as defined in the Long Term Disability Insurance Coverage then maintained by the Company for a period of either (i) six or more consecutive months from the first date of the Executive’s absence due to the disability or (ii) nine months during an 18-month period (a “Disability”). If the Employment Period is terminated by reason of a Disability of the Executive, the Company shall give thirty (30) days’ advanced written to that effect to the Executive. Prior to a termination of the Employment Period due to a Disability (unless the Employment Period is otherwise terminated in accordance with this Agreement) the Company shall continue to pay the Executive’s Base Salary less any amounts payable to the Executive as a result of such Disability through governmental benefits such as but not limited to Social Security, Medicare, or State disability insurance or through any short term disability insurance coverage provided by the Company. For the period following termination due to a disability of the Executive, the Company shall use reasonable commercial efforts to provide for a continuation of the Executive’s Base Salary through age 65 by providing Long Term Disability Insurance Coverage up to a maximum of the Executive’s Base Salary, reduced by any governmental benefits paid as a result of such Disability. The Company shall have no obligation to continue to pay the Executive’s Base Salary following a termination due to Disability except to the extent funded by insurance payments.”

THIRD: The introductory clause of Section 5(a) of the Agreement is hereby deleted in its entirety and replaced with a new introductory clause to read in full as follows:

“(a) General Severance Benefits. Except as provided in Section 5(b) hereof, in the event of a termination of the Executive’s employment during the Employment Period by the Company other than for Cause or by the Executive for Good Reason, the Company shall pay the Executive and provide the Executive with the benefits set forth in Sections 5(a)(i), (ii) and (iii) hereof. Except as provided in Section 5(b) hereof, in the event of a termination of the Executive’s employment during the Employment Period as a result of death, the Company shall pay the Executive and provide the Executive (or the Executive’s legal representative) with the benefit set forth in Section 5(a)(i) hereof.”

FOURTH: The Agreement is hereby supplemented with a new Section 5(i) to read in full as follows:

“(i) Key-Person Life Insurance. In the event of a termination of the Employment Period due to the Executive’s Disability or retirement upon obtaining 65 years of age, the Executive shall have the right to require the Company to transfer the ownership of any “key person” insurance policy on the life of the Executive, to the extent assignable; provided that the Company shall have no responsibility for the payment of any premiums due under such policy following the termination of the Employment Period.”

FIFTH: The reference in Section 7(b)(i) of the Agreement to “two (2) years” is hereby deleted and replaced to read “one (1) year”.

SIXTH: The Agreement is hereby supplemented with a new Section 17 to read in full as follows:

“17. Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of the Internal Revenue Code (the “Code”), and this Agreement shall be construed and applied in a manner consistent with this intent. In the event that the payments and benefits under Section 5 hereof are determined by the Company to be in the nature of nonqualified deferred compensation payments, the Company and the Executive hereby agree to take such actions as may be mutually agreed between the parties to ensure that such payments comply with the applicable provisions of section 409A of the Code and the treasury regulations and other official guidance issued thereunder.”

Except as expressly modified in this First Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date first written above.

(Executive)

NATIONAL ATLANTIC HOLDINGS

CORPORATION

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